EXHIBIT 99.1

RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2017 RESULTS

—	Reported EPS of $0.98 and Adjusted EPS of $1.86
—	Maintains Its Fiscal 2017 Outlook
—	Announces CEO Departure; Jane Nielsen to Lead Execution of the Way Forward Plan

NEW YORK--(BUSINESS WIRE)—February 2, 2017-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $0.98 on a reported basis and $1.86 on an adjusted basis, excluding restructuring and other related charges recorded in connection with the Company’s Way Forward plan, for the third quarter of Fiscal 2017. This compared to earnings per diluted share of $1.54 on a reported basis and $2.27 on an adjusted basis, excluding restructuring and other related charges, for the third quarter of Fiscal 2016.

The Company and Stefan Larsson, President and Chief Executive Officer, also announced today that they mutually agreed to part ways. Stefan Larsson will stay on until May 1, 2017. A search for a new Chief Executive Officer will be conducted. The Company will continue to execute the Way Forward plan announced in June 2016, and Chief Financial Officer Jane Nielsen will lead execution of the plan until a new CEO joins the Company. A separate release provides more detail on the CEO departure.

“This quarter, we continued to drive the execution of the Way Forward plan -- refocusing and evolving our iconic product core, cutting our lead times, and aligning supply with demand -- to put the foundation in place to drive demand back to the business,” said Stefan Larsson, President and Chief Executive Officer. “In the third quarter, we:

—	re-focused and evolved our iconic core product offering for Fall 2017;
—	continued to drive our quality of sales up by moderating discount levels across retail and wholesale;
—	lowered our inventory levels by 23% to better match demand;
—	reduced our SKUs for Spring 2017 by over 20%;
—	significantly improved our ability to match supply to demand by reducing pre-market commitments to 15% of our inventory buys for Fall 2017 from 60% for Fall 2016
—	platformed all of our core fabrics, accounting for about 50% of our unit volume;
—	remain on track to get halfway to our goal of a 9-month lead time by the end of this fiscal year and 90% there by the end of next fiscal year;
—	optimized our sales fleet by closing another 12 underperforming stores;
—	hired a new Creative Director for Lauren; and
—	launched our Ralph Lauren Icons marketing campaign.”

“These critical steps are moving us in the right direction to intensify our execution of the Way Forward plan that will strengthen the brand and return us to long-term profitable growth.” said Jane Nielsen, Chief Financial Officer.

“Our third quarter results demonstrate the continued actions we are taking to further strengthen our business and move us forward. We are making the right strategic decisions to support the future growth of the Company,” said Ralph Lauren, Executive Chairman and Chief Creative Officer.

Third Quarter Fiscal 2017 Income Statement Review

Net Revenues. For the third quarter of Fiscal 2017, net revenues of $1.7 billion were consistent with the Way Forward plan. Revenue declined 12% compared to last year on a reported basis and was down 11% in constant currency, in line with the guidance provided in November. On a reported basis, international net revenue declined 6% in the third quarter while North America revenue was down 15% to last year. On a constant currency basis, international revenue was down 5%.

—	Wholesale Revenue. Wholesale segment revenue decreased 26% on a reported basis to $582 million in the third quarter and was down 25% on a constant currency basis. The decline was primarily driven by North America as shipments were strategically reduced to better align with underlying demand and to reduce excess inventory and increase quality of sales as part of the Way Forward plan. In Europe, a shift in timing of shipments of $18 million into the fourth quarter also pressured the comparison.

—	Retail Revenue. Retail segment revenue decreased 2% on both a reported and constant currency basis to $1.1 billion in the third quarter, driven by a decline in comparable store sales. Consolidated comparable store sales decreased 5% on a reported basis and were down 4% on a constant currency basis due to challenging traffic and average transaction size trends driven by our initiatives to improve quality of sales, partially offset by a favorable timing shift that drove post-Christmas week sales into the third quarter.

—	Licensing Revenue. Licensing segment revenue of $44 million in the third quarter declined 4% on both a reported and a constant currency basis.

Gross Profit. Gross profit for the third quarter of Fiscal 2017 was $983 million on a reported basis, including $14 million in non-cash inventory-related charges. On an adjusted basis, gross profit was $997 million and gross profit margin was 58.2%, 140 basis points above last year, excluding non-cash inventory related charges from both periods.

This increase was primarily driven by favorable geographic and channel mix shifts and initiatives to improve quality of sales metrics, principally through reduced promotional activity in our international businesses. This was partially offset by unfavorable foreign currency effects of 100 basis points.

Operating Expenses. Operating expenses in the third quarter of Fiscal 2017 were $855 million on a reported basis, including $77 million in restructuring and other related charges. On an adjusted basis, operating expenses were $778 million, down 7% compared to the prior year, primarily as a result of lower headcount and store closures under the Way Forward plan.

Operating expense rate was 45.4%, 230 basis points above last year, excluding restructuring and other related charges from both periods. This increase was due to deleverage of fixed expenses on lower net revenues. Adjusted operating expenses were $838 million in the prior year period.

Operating Income. Operating income in the third quarter of Fiscal 2017 was $128 million and operating margin was 7.5% on a reported basis, including restructuring and other related charges of $91 million. On an adjusted basis, operating income was $219 million and operating margin was 12.8%, 90 basis points below last year, excluding restructuring and other related charges from both periods. Excluding currency impacts, adjusted operating margin expanded 40 basis points compared to last year.

The operating margin performance was above expectations due to prudent expense management and better gross margin. The lower operating margin year-over-year was attributable to fixed expense deleverage on lower net revenues, which was partially offset by higher gross margin.

—	Wholesale Operating Income. Wholesale operating income in the third quarter was $122 million and wholesale operating margin was 20.9% on a reported basis, including $4 million in restructuring and other related charges. On an adjusted basis, wholesale operating income in the third quarter was $126 million and wholesale operating margin was 21.5%, down 200 basis points compared to last year.

—	Retail Operating Income. Retail operating income in the third quarter was $166 million and retail operating margin was 15.3% on a reported basis, including $16 million in restructuring and other related charges. On an adjusted basis, retail operating income was $182 million and retail operating margin was 16.8%, up 290 basis points compared to last year.

—	Licensing Operating Income. Licensing operating income of $37 million in the third quarter decreased 11% compared to the prior year period on a reported basis.

Net Income and Diluted EPS. On a reported basis, net income in the third quarter of Fiscal 2017 was $82 million or $0.98 per diluted share. On an adjusted basis, net income was $155 million, or $1.86 per diluted share, excluding restructuring and other related charges. This compared to net income of $131 million, or $1.54 per diluted share on a reported basis, and $193 million, or $2.27 per diluted share on an adjusted basis, for the third quarter of Fiscal 2016.

The Company had an effective tax rate of approximately 34% in the third quarter of Fiscal 2017 on a reported basis. On an adjusted basis, the effective tax rate was approximately 28%, excluding restructuring and other related charges, which compared to an adjusted effective tax rate of 25% in the prior year period.

Full Year Fiscal 2017 and Fourth Quarter Outlook

The full year Fiscal 2017 and fourth quarter guidance excludes restructuring and other related charges expected to be recorded in connection with the Company’s Way Forward plan, and severance-related payments associated with the CEO departure announcement today.

For Fiscal 2017, the Company is maintaining its guidance. Consolidated net revenue is expected to decrease at a low-double digit rate consistent with the Way Forward plan. Key elements include a proactive pullback in inventory receipts, store closures, pricing harmonization and quality of sales initiatives. Based on current exchange rates, foreign currency is expected to have minimal impact on revenue growth in Fiscal 2017.

The Company continues to expect operating margin for Fiscal 2017 to be approximately 10% as cost savings are expected to be offset by growth in new store expenses, unfavorable foreign currency impacts in gross margin, infrastructure investments and fixed expense deleverage. The Fiscal 2017 tax rate is estimated to be approximately 29%.

In the fourth quarter of Fiscal 2017, the Company expects consolidated net revenues to be down mid-teens on a reported basis, with continued execution of quality of sales initiatives, inventory receipt reductions, and fleet optimization consistent with the Way Forward plan. This compares 13 weeks this year to 14 weeks last year. Based on current exchange rates, foreign currency is expected to pressure revenue growth by about 100 basis points in the fourth quarter and will pressure gross margin by approximately 70 basis points.

As a reminder, the Company’s Fiscal 2016 included a 53rd week which was part of the fourth fiscal quarter and impacts the year-over-year comparisons in the fourth quarter of Fiscal 2017. The 53rd week in Fiscal 2016 contributed approximately $72 million of net revenue, including $10 million in the wholesale segment and $62 million in the retail segment, and in addition to $12 million of operating income.

Operating margin for the fourth quarter of Fiscal 2017 is expected to be 6.0%-6.5%. Foreign currency is estimated to pressure operating margin by about 100 basis points. The fourth quarter tax rate is estimated at 30%.

Fiscal Year 2017 Outlook – Non-GAAP Disclosure:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our Way Forward plan, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. The Company has identified the estimated impact of the items excluded from its Fiscal 2017 guidance.

This Fiscal 2017 non-GAAP guidance excludes estimated pretax charges related to our Way Forward plan, comprised of restructuring-related charges of about $400 million, an additional charge of about $150 million associated with the reduction of inventory out of current liquidation channels, and severance-related payments associated with the CEO departure announcement today.

Fiscal 2017 Way Forward Cost Savings Plan

The Company expects its Fiscal 2017 restructuring activities to result in approximately $180-$220 million of annualized expense savings related to its initiatives to streamline the organizational structure and right-size its cost structure and real estate portfolio.

The Company expects to incur restructuring charges of about $400 million as a result of the Fiscal 2017 restructuring activities and a $150 million inventory charge associated with the Company's Way Forward plan. These charges are expected to be substantially realized by the end of Fiscal 2017. In the third quarter of Fiscal 2017, the Company recorded $91 million in restructuring, related impairment and inventory charges.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 2nd, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter Fiscal 2017 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 2, 2017 through 6:00 P.M. Eastern, Thursday, February 9, 2017 by dialing 203-369-3632 and entering passcode 9462.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a global leader in the design, marketing, and distribution of premium lifestyle products, including apparel, accessories, home furnishings, and other licensed product categories. RLC's long-standing reputation and distinctive image have been consistently developed across an expanding number of products, brands, sales channels, and international markets. RLC's brand names include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Denim & Supply Ralph Lauren, Chaps, and Club Monaco, among others.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Full Year Fiscal 2017 and Fourth Quarter Outlook,” and “Fiscal 2017 Way Forward Cost Savings Plan” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our Way Forward plan and long-term growth strategy, which entails evolving our operating model to enable sustainable, profitable sales growth by significantly reducing supply chain lead times, employing best-in class sourcing, and capitalizing on our repositioning initiatives in certain brands, regions, and merchandise categories; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, which could include the potential sale, discontinuance, or consolidation of certain of our brands; the impact to our business resulting from potential costs and obligations related to the early termination of our long-term, non-cancellable leases; our efforts to improve the efficiency of our distribution system and to continue to enhance, upgrade, and/or transition our global information technology systems and our global e-commerce platform; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective;  the impact to our business resulting from increases in the costs of raw materials, transportation, and labor; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact to our business resulting from the United Kingdom's referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact of the volatile state of the global economy, stock markets, and other global economic conditions on us, our customers, our suppliers, and our vendors and on our ability and their ability to access sources of liquidity; the impact to our business resulting from changes in consumers’ ability or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory; changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, and consolidations, liquidations, restructurings, and other ownership changes in the retail industry; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our international operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result; changes in our tax obligations and effective tax rates; changes in the business of, and our relationships with, major department store customers and licensing partners; our intention to introduce new products or enter into or renew alliances and exclusive relationships; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock; our ability to open new retail stores, concession shops, and e-commerce sites in an effort to expand our direct-to-consumer presence; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend rate differs from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	December 31,	April 2,	December 26,
	2016	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$928	$456	$527
Short-term investments	453	629	688
Accounts receivable, net of allowances	285	517	473
Inventories	984	1,125	1,271
Income tax receivable	63	58	70
Deferred tax assets	-	-	154
Prepaid expenses and other current assets	321	268	269
Total current assets	3,034	3,053	3,452

Property and equipment, net	1,514	1,583	1,564
Deferred tax assets	91	119	38
Goodwill	900	918	901
Intangible assets, net	225	244	248
Other non-current assets (a)	202	296	138
Total assets	$5,966	$6,213	$6,341

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$116	$15
Accounts payable	158	151	195
Income tax payable	38	33	55
Accrued expenses and other current liabilities	955	898	949
Total current liabilities	1,151	1,198	1,214

Long-term debt	589	597	596
Non-current liability for unrecognized tax benefits	77	81	80
Other non-current liabilities	539	593	647
Total liabilities	2,356	2,469	2,537

Equity:
Common stock	1	1	1
Additional paid-in-capital	2,299	2,258	2,236
Retained earnings	5,997	6,015	6,015
Treasury stock, Class A, at cost	(4,464)	(4,349)	(4,248)
Accumulated other comprehensive loss	(223)	(181)	(200)
Total equity	3,610	3,744	3,804
Total liabilities and equity	$5,966	$6,213	$6,341

Net Cash (incl. LT Investments)	874	559	612
Cash & Investments (ST & LT)	1,463	1,272	1,223
Net Cash (excl. LT Investments)	792	372	604
Cash & ST Investments	1,381	1,085	1,215

(a) Includes non-current investments of:	$82	$187	$8

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	December 26,
	2016	2015

Wholesale net sales	$582	$786
Retail net sales	1,088	1,113
Net sales	1,670	1,899
Licensing revenue	44	47
Net revenues	1,714	1,946
Cost of goods sold(a)	(731)	(852)
Gross profit	983	1,094
Selling, general, and administrative expenses (a)	(772)	(833)
Amortization of intangible assets	(6)	(5)
Impairment of assets	(11)	(9)
Restructuring and other charges	(66)	(58)
Total other operating expenses, net	(855)	(905)
Operating income	128	189
Foreign currency losses	(2)	(3)
Interest expense	(4)	(6)
Interest and other income, net	3	2
Equity in losses of equity-method investees	(1)	(1)
Income before income taxes	124	181
Provision for income taxes	(42)	(50)
Net income	$82	$131
Net income per share - Basic	$0.98	$1.55
Net income per share - Diluted	$0.98	$1.54
Weighted average shares outstanding - Basic	82.6	84.9
Weighted average shares outstanding - Diluted	83.3	85.5
Dividends declared per share	$0.50	$0.50
(a) Includes total depreciation expense of:	$(72)	$(71)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 31,	December 26,
	2016	2015

Wholesale net sales	$2,020	$2,355
Retail net sales	2,937	3,044
Net sales	4,957	5,399
Licensing revenue	130	135
Net revenues	5,087	5,534
Cost of goods sold(a)	(2,255)	(2,361)
Gross profit	2,832	3,173
Selling, general, and administrative expenses (a)	(2,390)	(2,494)
Amortization of intangible assets	(18)	(17)
Impairment of assets	(57)	(24)
Restructuring and other charges	(194)	(123)
Total other operating expenses, net	(2,659)	(2,658)
Operating income	173	515
Foreign currency gains (losses)	1	(9)
Interest expense	(11)	(14)
Interest and other income, net	6	5
Equity in losses of equity-method investees	(5)	(7)
Income before income taxes	164	490
Provision for income taxes	(59)	(135)
Net income	$105	$355
Net income per share - Basic	$1.26	$4.15
Net income per share - Diluted	$1.25	$4.11
Weighted average shares outstanding - Basic	82.9	85.7
Weighted average shares outstanding - Diluted	83.6	86.3
Dividends declared per share	$1.50	$1.50
(a) Includes total depreciation expense of:	$(214)	$(210)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION

Net revenues and operating income for the periods ended December 31, 2016 and December 26, 2015 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 31,	December 26,	December 31,	December 26,
	2016	2015	2016	2015

Net revenues:
Wholesale	$582	$786	$2,020	$2,355
Retail	1,088	1,113	2,937	3,044
Licensing	44	47	130	135
Total net revenues	$1,714	$1,946	$5,087	$5,534

Operating income:
Wholesale	$122	$183	$458	$567
Retail	166	136	248	369
Licensing	37	42	115	120
	325	361	821	1,056

Unallocated corporate expenses	(131)	(114)	(454)	(418)
Unallocated restructuring and other charges	(66)	(58)	(194)	(123)
Total operating income	$128	$189	$173	$515

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended December 31, 2016 % Change		Nine Months Ended December 31, 2016 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(5%)	(4%)	(6%)	(6%)

Operating Segment Data

	Three Months Ended		% Change
	December 31, 2016	December 26, 2015	As Reported	Constant Currency
Wholesale net sales	$582	$786	(25.9%)	(25.3%)
Retail net sales	1,088	1,113	(2.3%)	(1.7%)
Net sales	1,670	1,899	(12.1%)	(11.5%)
Licensing revenue	44	47	(3.7%)	(3.7%)
Net revenues	$1,714	$1,946	(11.9%)	(11.3%)

	Nine Months Ended		% Change
	December 31, 2016	December 26, 2015	As Reported	Constant Currency
Wholesale net sales	$2,020	$2,355	(14.2%)	(13.8%)
Retail net sales	2,937	3,044	(3.5%)	(3.7%)
Net sales	4,957	5,399	(8.2%)	(8.1%)
Licensing revenue	130	135	(3.3%)	(3.9%)
Net revenues	$5,087	$5,534	(8.1%)	(8.0%)

RALPH LAUREN CORPORATION
Global Retail Store Network

	As of	As of
	December 31,	December 26,
	2016	2015

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	121	151
Polo Factory Stores	281	274
Club Monaco Stores	83	76
Total Directly Operated Stores	485	501
Concessions	634	589

Global Licensed Stores and Concessions
Ralph Lauren Licensed Stores	102	89
Club Monaco Licensed Stores	59	57
Total Licensed Stores	161	146
Licensed Concessions	102	104

 RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	December 31, 2016
	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$1,714	$-	$1,714
Gross profit	983	14	997
Gross profit margin	57.3%		58.2%
Total other operating expenses, net	(855)	77	(778)
Operating expense margin	49.9%		45.4%
Operating income	128	91	219
Operating margin	7.5%		12.8%
Income before income taxes	124	91	215
Provision for income taxes	(42)	(18)	(60)
Effective tax rate	34.0%		27.8%
Net income	$82	$73	$155
Net income per diluted share	$0.98		$1.86
Weighted average shares outstanding - Basic	82.6		82.6
Weighted average shares outstanding - Diluted	83.3		83.3
SEGMENT INFORMATION -
OPERATING INCOME:
Wholesale	$122	$4	$126
Operating margin	20.9%		21.5%
Retail	166	16	182
Operating margin	15.3%		16.8%
Licensing	37	5	42
Operating margin	82.5%		93.4%
Unallocated corporate expenses and restructuring and other charges, net	(197)	66	(131)
Total operating income	$128	$91	$219

	Nine Months Ended
	December 31, 2016
	As Reported	Total Adjustments (a)	As Adjusted
Net revenues	$5,087	$-	$5,087
Gross profit	2,832	149	2,981
Gross profit margin	55.7%		58.6%
Total other operating expenses, net	(2,659)	251	(2,408)
Operating expense margin	52.3%		47.3%
Operating income	173	400	573
Operating margin	3.4%		11.3%
Income before income taxes	164	400	564
Provision for income taxes	(59)	(102)	(161)
Effective tax rate	36.0%		28.6%
Net income	$105	$298	$403
Net income per diluted share	$1.25		$4.82
Weighted average shares outstanding - Basic	82.9		82.9
Weighted average shares outstanding - Diluted	83.6		83.6
SEGMENT INFORMATION -
OPERATING INCOME:
Wholesale	$458	$30	$488
Operating margin	22.7%		24.2%
Retail	248	171	419
Operating margin	8.4%		14.3%
Licensing	115	5	120
Operating margin	88.1%		91.9%
Unallocated corporate expenses and restructuring and other charges, net	(648)	194	(454)
Total operating income	$173	$400	$573

(a)
Adjustments include restructuring charges, asset impairment charges, and inventory-related charges recorded in connection with our restructuring plans.  Inventory-related charges are recorded within cost of goods sold in the unaudited interim consolidated statements of operations.

SUPPLEMENTAL FINANCIAL INFORMATION
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

Additionally, this earnings release includes certain non-U.S. GAAP financial measures relating to charges recorded in connection with the Company’s restructuring plans. Included in this earnings release is a reconciliation between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. The Company’s Fiscal 2017 full year and third quarter guidance excludes restructuring and other related charges expected to be recorded in connection with the Company’s Way Forward plan. While the Company considers the non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-U.S. GAAP measures reported by other companies.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
Or
Corporate Communications:
Katie Ioanilli, 212-205-5947
rl-press@ralphlauren.com